AMENDED AND RESTATED NOTE
                ---------------------------


     This Amended and Restated Note ("Note") dated February
4, 1997 is made by WAIKELE GOLF CLUB, INC., a Hawaii corporation (the "Maker") in favor of BANK OF HAWAII, a Hawaii banking corporation (the "Bank").

RECITALS:

     (a) Maker executed and delivered to the Bank a promissory note dated September 28, 1993 payable to the Bank's order in the original principal amount of $10,000,000 (the "Original Bank Note").

     (b)  Maker executed an delivered to Orix USA
Corporation a second promissory note also dated September
28, 1993 payable to the order of Orix USA Corporation in the original principal amount of $10,000,000 (the "Original
Orix Note").

     (c) Bank has purchased the Original Orix Note, and is the holder of the Original Bank Note and the Original Orix
Note (collectively the "Original Notes").

     (d) The Original Notes are secured by, among other instruments, a Mortgage, Security Agreement and Financing
Statement dated September 28, 1993, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Land Court Document No. 2072517 noted on Transfer
Certificate of Title Nos. 418, 785 and 428,219, and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 93-162322 ("Mortgage") and a
Financing Statement recorded in said Bureau as Document No.
93-162323 ("UCC-1")

     (e) The Original Notes, the Mortgage, the UCC-1 and the other instruments evidencing, securing or otherwise relating to the Original Notes are sometimes hereinafter called the "Loan Documents."

     (f) The Maker has requested the Bank to increase the principal amount of the loan outstanding as of the date of this Note to $25,000,000 and to revise certain other terms of the Original Notes and the other Loan Documents.

     (h) The Maker and the Bank have entered into an Amendment to Mortgage and Other Loan Documents dated the same date as this Note (the "Amendment").

Amended and Restated Note:
--------------------------

     For good and valuable consideration received by the Maker, the receipt and sufficiency of which are hereby acknowledged by the Maker, subject to and effective upon the satisfaction of the conditions set forth in the Amendment, the Original Notes are combined into one promissory note, and amended and restated in their entirety to read as follows, and all references in the Mortgage and other Loan Documents to the Original Notes are deemed to refer to this Amended and Restated Note:

$25,000,000                                 February 4, 1997
                                            Honolulu, Hawaii


     WAIKELE GOLF CLUB, INC., a Hawaii corporation (the
"Maker"), hereby promises to pay to the order of BANK OF
HAWAII, a Hawaii banking corporation (the "Bank"), at the
Bank's principal office at 111 South King Street, Honolulu,
Hawaii 96813, or in such manner and at such other place as
the holder of this Note may from time to time designate in
writing delivered to the Maker, at the times set forth
herein, (a)    the principal amount of $25,000,000, or, if
less, so much thereof as may have been disbursed by the Bank to or for the account of the Maker and shall remain outstanding under this Note, and (b) interest on outstanding balances of principal under this Note at the rate or rates described below.

     1. Loan Evidenced by this Note. This Note evidences the Loan made or to be made or deemed to be made by the Bank under the Amended and Restated Term Loan Agreement
("Loan Agreement") dated as of the date of this Note, between the Maker, as "Borrower," and the Bank, as "Lender". Capitalized terms used in this Note and not otherwise defined in this Note have the meanings given to them in the Loan Agreement.

     2. Interest Rate. Outstanding balances of principal under this Note, prior to the maturity (whether by acceleration or otherwise) of the indebtedness evidenced by this Note, shall bear interest from the date of this Note until the fifth anniversary date of this Note at a fixed rate for the applicable LIBOR Interest Period of Two
Hundred (200) basis points (i.e., two percentage points) above the applicable LIBOR Rate, and from the fifth anniversary date to the tenth anniversary date of this Note, at a fixed rate for the applicable LIBOR Interest
Period of Two Hundred Twenty Five (225) basis points (i.e., two and twenty-five hundredths percentage points) above the applicable LIBOR Rate.

     Any provision contained in this Note to the contrary notwithstanding, if in respect of any LIBOR Interest Period deposits in United States Dollars (in the applicable amounts) are not being offered to the Bank in the relevant market for such LIBOR Interest Period, the Bank shall forthwith give notice thereof to the Maker, whereupon
(until the Bank notifies the Maker that the circumstances giving rise to such suspension no longer exists) the calculation of interest under this Note on the basis of a LIBOR rate shall be suspended, and interest shall be calculated at a floating rate equal to the Base Rate in effect from time to time.

     3. Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

     4. Payments of Interest and Principal. The Maker shall pay principal and interest monthly on the first day of each month for the month immediately preceding, as follows: (a) accrued interest calculated on the basis of the applicable LIBOR Rate (or if applicable under paragraph
2 the floating Base Rate) then in effect on outstanding balances of principal under this Note, together with (b) equal principal amortization payments in the amount of 1/12th of the total principal amount payable during each one-year increment of the term of the Loan, (i.e., the first one-year increment commencing on the date of this Note and each one-year increment thereafter commencing on the anniversary date of this Note), as computed on the basis of
(i) the interest rate in effect as of first day of each such increment, (ii) the principal balance of the Note outstanding as of the first date of each such increment, and (iii) the then-remaining balance of an initial 30-year amortization schedule, e.g. a 30-year amortization schedule in the first increment commencing on the date of this Note, a 29-year amortization schedule in the second increment commencing on the first anniversary of this Note, etc.

     The Maker shall repay the entire outstanding balance of principal hereunder together with all accrued and then unpaid interest on the tenth anniversary date of this Note
(i.e., February 4, 2007).

     5. Voluntary Prepayments. The Maker shall have the right from time to time and at any time, upon not less than two full Domestic Business Days' prior written notice to the Bank, to make voluntary prepayments of principal outstanding under this Note, without prepayment penalty, in an amount not less than $250,000 (and only in) integral multiples of $50,000, provided, however, if the Maker prepays any principal amount or otherwise makes any payment of principal on any day other than the last day of the applicable LIBOR Interest Period, the Maker shall reimburse to the Bank, on demand, the expenses and funding losses incurred by the Bank as a result of such prepayment as reasonably determined by the Bank. Should any such voluntary prepayment be made, there will be no changes in the maturity date of this Note or in the amount of the monthly payments unless the holder of this Note agrees in writing to those changes.

     6. Payment Dates. Whenever any payment of principal of, or interest on, any amount hereunder shall be due on a day which is not a LIBOR Business Day, the date for payment thereof shall be extended to the next succeeding LIBOR
Business day unless as a result thereof it would fall in the next calendar month, in which case it shall be advanced to the next preceding LIBOR Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.
     7. Illegality. If, after the date of this Note, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make, maintain or fund loans in respect of which interest is or is to be calculated on the basis of a LIBOR Rate, the Bank shall forthwith so notify the Maker, whereupon until the Bank notifies the Maker that the circumstance giving rise to such suspension no longer exist, the calculation of interest under this Note on the basis of a LIBOR Rate shall be suspended, and interest shall be calculated on the basis of the floating Base Rate as provided in paragraph 2 above.

     8.   Increased Costs.

     8.1 If, after the date of this Note, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (a)  Shall subject the Bank to any tax, duty or
other     charge in respect of LIBOR Rate loans or shall
change the basis    of taxation of payments to the Bank of
the principal of or      interest on LIBOR Rate loans
(except for changes in the rate of      tax on the overall
net income or gross income of the Bank); or

          (b)  Shall impose, modify or deem applicable any
reserve   (including, without limitation, any imposed by
the Board of   Governors of the Federal Reserve System),
special deposit or  similar requirement against assets of,
deposits with or for the      account or, or credit
extended by, the Bank;

     8.2 A certificate of the Bank claiming compensation under this paragraph 8 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     9.   Interest After Dates Fixed for Payment or
Prepayment. Any provision contained in this Note to the contrary notwithstanding, and at the option of the holder of this Note, if any payment of principal or interest shall not be made within five days after the same becomes due, interest shall be payable on the principal portion of such defaulted payment and, if permitted by law, on the interest portion of such defaulted payment, at a rate one and one-half percentage points above the rate otherwise applicable thereto under paragraph 2 of this Note (the "Defaulted
Rate") and, if any such payment of principal or interest shall not be made for 30 days after the same becomes due, interest shall be payable at the Default Rate on the whole of the outstanding principal balance of this Note.

     10. Acceleration. If any "Event of Default" (as that term is defined in Article 7 of the Loan Agreement) shall occur and be continuing, the entire outstanding principal balance and accrued interest thereon, together with (to the extent permitted under applicable law) costs and reasonable attorneys' fees incurred by the Bank or by the holder of this Note in collecting or enforcing payment, shall become due and payable, anything contained in this Note to the contrary notwithstanding, time being of the essence, (a) immediately and without notice upon the occurrence of an Event of Default specified in any one of Sections 7.1.4 through 7.1.8 of the Loan Agreement, and (b) at the option of the Bank, but only upon written notice to the Maker, upon the occurrence of any other Event of Default.

     11. Definitions. Wherever any of the following terms is used in this Note:

     11.1 "Base Rate" means the primary index rate established by the Bank from time to time in good faith in the ordinary course of its business and with due consideration of the money market, and published by intrabank circular letters or memoranda for the guidance of its loan officers in pricing all of the Bank's loans in respect of which the interest rate floats with or above the Base Rate. (If Bank's "Base Rate" is discontinued and replaced by a comparable rate then, for all purposes of this Note, the comparable rate shall be substituted in place of the discontinued Base Rate).

     11.2 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the State of Hawaii are authorized by law to close.

     11.3 "LIBOR Business Day" means any Domestic Business
Day on which commercial banks are open for domestic and international business(including dealings in U.S. dollar deposits) in the interbank markets.

     11.4 "LIBOR Interest Period" means a period of three months; provided, however, that any LIBOR Interest Period which would otherwise end on a day that is not a LIBOR
Business Day shall be extended to the next succeeding LIBOR
Business Day.

     11.5 "LIBOR Rate" means, for each LIBOR Interest
Period, a reserve-adjusted rate of interest per annum rounded upward, if necessary, to the nearest 4 decimal places, at which U.S. dollar deposits in immediately available funds are offered to major banks in the interbank market at 11:00 a.m., New York time, on the day which is two LIBOR Business Days prior to the commencement of a LIBOR Interest Period. The Bank shall establish the LIBOR
Rate for each LIBOR Interest Period based on offered rates as reported by reporting services generally used by the Bank. Such offered rates are quoted based on both the amount of the LIBOR Rate loan and the LIBOR Interest
Period.  The LIBOR Rate shall incorporate the LIBOR Reserve
Requirement.

     11.6 "LIBOR Reserve Requirement" means the then maximum effective rate per annum (expressed as a percentage), as determined solely by the Bank, of the reserve requirements imposed by any regulatory body, such as those pursuant to Regulation D of the Board of Governors of the Federal Reserve System, on eurocurrency liabilities of U.S. banks having a maturity equal to the term of the LIBOR Interest Period, as adjusted by the Bank for expected changes in such percentage during the applicable LIBOR
Interest Period.

     12.  Miscellaneous.

     12.1 The Bank shall be and is authorized and directed to maintain records of account regarding the Loan, evidencing the date and principal amount of each advance of Loan proceeds under this Note and the date and amount of each repayment and prepayment of principal and payment of interest received from the Maker. Such records shall constitute prima facie evidence of the making and repayment of such advances and of the payment of such interest.
However, neither the Bank's failure to maintain such records nor the Bank's making of erroneous notations in such records shall affect the Maker's obligation, which the Maker hereby accepts, to repay outstanding principal balances of all advances actually made pursuant to the Loan
Agreement and evidenced by this Note, together with accrued interest thereon at rates stated in this Note.

     12.2 All payments under this Note shall be made in United States dollars at the Bank's principal office in Honolulu, Hawaii or at such other place as the holder of this Note may designate in writing.

     12.3 The holder of this Note is entitled to the benefits of the Loan Agreement.

     12.4 This Note is to be construed in accordance with, and governed by, the laws of Hawaii.

     12.5 As to this Note the Maker and all others who may be or become liable for all or any part of the obligations evidenced by this Note waive valuation and appraisement, presentment, protest, notice, demand and notice of dishonor, and consent to any all releases or substitutions of security and consent to any number of renewals or extensions of time for the payment hereof or any other indulgence or indulgences at any time or from time to time may be or become liable for all or and part of the obligations evidenced by this Note.
     IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered by its duly authorized officers, as of the day and year first above written.


                              WAIKELE GOLF CLUB, INC.

                              By:_______________________
                                 Its Senior Vice President


                              By:_______________________
                                 Its

         AMENDED AND RESTATED TERM LOAN AGREEMENT
        -------------------------------------------

     This Amended Restated Term Loan Agreement, (the "Loan
Agreement"), dated as of February 4, 1997, is by and between BANK OF HAWAII, a Hawaii banking corporation (the
"Lender") and WAIKELE GOLF CLUB, INC., a Hawaii corporation
(the "Borrower").

Recitals:

     (a) Lender and Orix USA Corporation, a Delaware corporation ("Orix"), and Borrower entered into a Term Loan
Agreement dated September 28, 1993 whereby Lender and Orix each agreed to lend to Borrower, and Borrower agreed to borrow from Lender and Orix, $10,000,000, for an aggregate total loan of $20,000,000, upon the terms and conditions set forth therein (the "Original Loan Agreement").

     (b) Pursuant to the Original Loan Agreement, Borrower executed and delivered to Lender a promissory note dated
September 28, 1993 payable to the Lender's order in the original principal amount of $10,000,000 (the "Original
Bank Note").

     (c) Pursuant to the Original Loan Agreement, Borrower executed and delivered to Orix a second promissory note also dated September 28, 1993 payable to the order of Orix in the original principal amount of $10,000,000 (the
"Original Orix Note").

     (d) Lender has purchased the Original Orix Note, and is the holder of the Original Bank Note and the Original
Orix Note (collectively the "Original Notes").

     (e) Borrower has requested Lender to increase the principal amount of the loan outstanding as of the date of this Loan Agreement to $25,000,000 and to revise certain other terms of the Original Notes and the other Loan
Documents (hereinafter defined).

     (f) Borrower and Lender have entered into an Amendment to Mortgage and Other Loan Documents dated the same date as this Loan Agreement ("Amendment").


Amended and Restated Term Loan Agreement:

     For good and valuable consideration received by the Maker, the receipt and sufficiency of which are hereby acknowledged by the Borrower, subject to and effective upon the satisfactory of the conditions set forth in the Amendment, the Original Loan Agreement is amended and restated in it entirety to read as follows, and all references in the Loan Documents to the Original Loan
Agreement are deemed to refer to this Loan Agreement:

     Intending to be legally bound by this Loan Agreement, the Lender and Borrower agree as follows:
             Article 1. Additional Definitions

     As used in this Loan Agreement, each of the terms defined in this Article 1 shall have the meaning given to it in this Article 1:

     1.1 "Affiliate" means any person which directly or indirectly controls, is controlled by or is under common control with either the Borrower or the Guarantor.

     1.2 "Amendment" means the Amendment to Mortgage and other Loan Documents of even date between the Borrower and the Lender.

     1.3  "Assignment of Lessor's Interest" means the
Assignment of Lessor's Interest dated September 28, 1993 made by the Borrower in favor of the Lender and Orix and recorded in the Bureau of Conveyance of the State of Hawaii as Document No. 93-162324.

     1.4 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Hawaii are authorized by law to close.

     1.5 "Environmental Indemnification Agreement" means the Environment Indemnification Agreement dated September
28, 1993 made by the Borrower in favor of the Lender and Orix.

     1.6 "Financial Statements" means the financial statements (a) heretofore furnished to the Lender, and (b) to be furnished to the Lender pursuant to the provisions of this Loan Agreement.

     1.7  "Guarantor" means Amfac/JMB Hawaii, Inc., a
Hawaii corporation.

     1.8  "Guaranty" means a Guaranty, dated September 28,
1993 made by the Guarantor in favor of the Lender and Orix.

     1.9 "Land" means the approximately 136 acres comprising all of the Waikele Golf Course, located at Waikele, Waipahu, Hawaii, and more particularly described in the Mortgage.

     1.10 "Laws" means all ordinances, statutes, rules, regulation, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

     1.11 "Loan Documents" means this Loan Agreement, the
Amendment, the Note, the Mortgage, the Guaranty, the Environmental Indemnification Agreement, a UCC-1, and an
Assignment of Lessor's Interest, in each case as originally executed and as thereafter amended, modified or restated at any time in accordance with the respective terms thereof.

     1.12 "Loan" means the loan to be made to the Borrower pursuant to this Loan Agreement.


     1.13 "Mortgage" means a Mortgage, Security Agreement and Financing Statement, dated September 28, 1993, by the
Borrower, as mortgagor, in favor of the Lender and Orix, as mortgagee, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Land Court
Document No. 2072517 noted on Transfer Certificate of Title
Nos. 418,785 and 428,219, and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 162322, as amended by the Amendment.

     1.14 "Mortgaged Properties" means all the properties described in and encumbered by the Mortgage.

     1.15 "Note" means the Amended and Restated Note issued by the Borrower to the Lender, including extensions, renewals and modifications thereof, evidencing the Loan, in the form or substantially in the form of Exhibit 1.15, attached to this Loan Agreement.

     1.16 "Obligations" means, collectively, the obligation of the Borrower to pay the principal of and interest on the
Note in accordance with the terms thereof and to satisfy all of the Borrower's other indebtedness, covenants, liabilities and obligations to the Lender under the Loan
Documents, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several.

     1.17 "Premises" means the Waikele Golf Course and the
22,000 square foot clubhouse facility, located on the Land.

     1.18 "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

     1.19 "Records" means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language.


                  Article 2.     The Loan

     2.1  Loan.     On the terms and provisions and subject
to the satisfaction of the conditions stated in this Loan
Agreement, the Lender hereby agrees to make a Loan to the Borrower in the principal amount of $25,000,000. All of the outstanding principal balance of, and accrued but theretofore unpaid interest on, the Loan shall be paid in full on or before the tenth anniversary date of the date of this Loan Agreement.

     2.2 Amount (and Disbursements) of the Loan. Pursuant to the Original Loan Agreement, Lender and Orix disbursed to Borrower and Borrower received Loan proceeds in the principal amount of $20,000,000. As of February ___, 1997 the outstanding principal balance of the Loan is $_____________. Upon satisfaction of all of the conditions set forth in Article 3, the Lender will disburse to the Borrower the balance of the Loan proceeds, provided that the total outstanding balance of the Loan shall not exceed
$25,000,000.

     2.3 Note. The Loan made by the Lender to the Borrower shall be evidenced by the Note in the principal amount of $25,000,000 and otherwise duly completed.

     2.4 Disbursements. During the term of the Loan the Lender will credit the proceeds of the Loan to the Borrower's deposit account with Lender or, at the Borrower's request, disburse the proceeds to the order of the Borrower.

     2.5  Commitment Fees.    The Borrower shall pay to the
Lender, a commitment fee of $200,000, which shall be paid in full on the date of the execution of this Loan Agreement and shall be nonrefundable.

     2.6  Interest Rates and Payments of Interest.
Interest on the Loan shall be paid at the rates, at the times and in the manner stated in the Note.

     2.7 Payments and Prepayments of Principal. Principal balances outstanding under the Note shall be paid, and may be prepaid without penalty or premium, in the amounts, at the times and in the manner stated herein and in the Note.
Prepayments of principal shall be in amounts not less than $250,000, and in integral multiples of $50,000.

     2.8  Sums Payable to the Lender.   The Lender shall
send to the Borrower, from time to time, statements of all amounts due under the Note and other Loan Documents, which statements shall be considered correct and conclusively binding on the Borrower, absent manifest error, unless the Borrower notifies the Lender to the contrary within 30
Domestic Business Days of its receipt of any statement which it deems to be incorrect. All sums payable to the Lender under the Note and other Loan Documents shall be paid directly to the Lender, not later than 10:00 a.m.
(Honolulu time) on the date when due, in immediately available funds.

            Article 3.     Conditions Precedent

     The Lender shall have no obligation to make disbursement of the Loan pursuant to the provisions of this Loan Agreement, unless and until all conditions stated in this Article 3 shall have been satisfied.

     3.1 Documents Required. The Lender shall have received such executed originals or certified copies of each of the following instruments as the Lender may have reasonably requested, in each case in form and substance acceptable to the Lender and its legal counsel:

     3.1.1      This Loan Agreement, the Amendment, the
Note, the Mortgage, the Assignment of Lessor's Interest,
UCC Financing Statements describing the security interests created by the Mortgage, the Environmental Indemnification
Agreement and the Guaranty.


     3.1.2      A certificate signed by the Borrower's
corporate secretary, certifying to the Lender: (1) as to the adoption of Resolutions of the Borrower's Board of Directors authorizing the execution, delivery and performance of the Loan Documents and all other documents to be delivered by the Borrower pursuant to this Loan
Agreement; (2) as to the incumbency and signatures of the officers of the Borrower signing the Loan Documents, and each other document to be delivered by the Borrower pursuant to this Loan Agreement; and (3) that the Articles of Incorporation and By-Laws of the Borrower, true copies of which have been attached to such certification, have not been amended since the date of such delivery.

     3.1.3 A certificate signed by the Guarantor's corporate secretary, certifying to the Lender: (1) as to the adoption of Resolutions of the Guarantor's Board of Directors authorizing the execution, delivery and performance of the Guaranty; (2) as to the incumbency and signatures of the officers of the Guarantors signing the Guaranty; and (3) that the Articles of Incorporation and By-laws of the Guarantor, true copies of which have been attached to such certification, have not been amended since the date of such delivery.

     3.1.4 A current certificate of the Director of Commerce and Consumer Affairs of the State of Hawaii, evidencing the good standing of the Borrower and the Guarantor in the State of Hawaii,

     3.1.5      A current tax clearance certificate for
each of the Borrower and the Guarantor issued by the Hawaii
Department of Taxation.

     3.1.6 Endorsements to the ALTA Lender's policy of Title Insurance heretofore issued to the Lender relating to the Mortgage, insuring for $25,000,000 that the Mortgage as amended by the Amendment, the Assignment of Lessor's
Interest and the UCC-1 are valid first liens on the properties described therein, free and clear of all encumbrances except those approved by the Lender in writing.

     3.1.7      Evidence that the Borrower carries in
respect of the Premises public liability insurance, property damage insurance, fire insurance with extended coverage and business interruption insurance, in amounts acceptable to the Lender, and flood insurance in such amount as may be required by law (all policies evidencing fire and rental loss insurance shall contain a mortgagee's loss payable endorsement acceptable to the Lender, and all policies must contain an endorsement requiring that the Lender receive, by mail addressed to it at P.O. Box 2900, Honolulu, Hawaii 96846, Attn: Construction and Income
Property Loan Department, at least 30 days' prior written notice of any cancellation of or material revision in coverage). The Borrower may obtain such insurance from any insurance company or companies doing business in Hawaii.

     3.1.8      Evidence reasonably satisfactory to the
Lender that all costs of the acquisition, construction, furnishing and equipping of the Premises have been paid or Borrower has sufficient funds immediately available for the payment thereof.

     3.1.9      With respect to all improvements on the
Premises evidence that the improvements have been substantially completed and that a notice of completion and affidavit of publication has been published and filed, respectively, in accordance with the procedures stated in
Section 507-43 of the Hawaii Revised Statutes, and 47 days shall have expired subsequent to the filing of such affidavit in the office of the clerk of the applicable
Circuit Court of the State of Hawaii without the filing of any claim.

     3.1.10 Evidence that all building permits and other approvals from governmental authorities, necessary or advisable for development and construction of the Premises, were obtained, and that the Borrower has obtained all required occupancy and use certificates and licenses necessary to occupy and use the Premises for their intended purposes.

     3.1.11  A complete set of the final plans and
specifications and an ALTA survey of the Premises.

     3.1.12 A copy of the phase one environmental audit of the Premises, dated August 16, 1990, and made by Harding
Lawson Associates.

     3.1.13 An appraisal of the Premises, made by an appraiser and in the form and content acceptable to the Lender, demonstrating the Loan does not exceed 70% of the fair market value of the Premises.

     3.1.14 Written opinions of counsel to the Borrower or the Guarantor, addressed to the Lender, stating that:

     (a) The Borrower and the Guarantor are corporations duly organized, validly existing and in good standing under the Laws of the State of Hawaii;

     (b) The Borrower and Guarantor have the corporate power and authority to execute and deliver the Loan
Documents, to borrow money hereunder, and to perform the Obligations;

     (c) All corporate action required to be taken by the Borrower and the Guarantor to enter into the transactions contemplated by this Loan Agreement has been duly taken, and all consents and approvals of all Persons, necessary to the validity of the Loan Documents, and each other document to be delivered by the Borrower hereunder have been duly obtained, and the Loan Documents and such other documents do not conflict with any provision of the Articles of Incorporation or By-Laws of the Borrower or Guarantor, or of any applicable Laws or any other agreement binding upon the Borrower or Guarantor or their property of which such counsel has knowledge and the Borrower's and the Guarantor's execution, delivery and performance of the Loan
Documents do not require the consent or approval of any governmental body or regulatory authority;

     (d) The Loan Documents and all other documents required to be delivered by the Borrower and the Guarantor pursuant to the provisions of this Loan Agreement have been duly executed by, and each is a valid and binding obligation of, the Borrower and the Guarantor, enforceable in accordance with its terms;

     (e) All obligations of the Borrower and the Guarantor in respect of the Loan constitute "Senior Indebtedness" as that term is used in the Amfac/JMB Hawaii, Inc. Certificate of Land Appreciation Notes due 2008 ("COLAS") and the indebtedness under which the COLAS were issued, and the indebtedness evidenced by the COLAS in a unsecured debt obligation of the Guarantor and Borrower, subordinate in payment to the indebtedness of the Guarantor and Borrower in respect of the Loan; and

     (f) Such counsel is without any knowledge of any matters contrary to the representations and warranties contained in Article 4 of this Loan Agreement.

     The opinion of Borrower's counsel and the opinion in subparagraph (e) relating to the COLAS may be from Guarantor's counsel. The opinion of Guarantor's counsel may be from in-house counsel of the Guarantor.

     3.2 Certain Other Events. At the time of the disbursement of Loan proceeds under this Loan Agreement and of any subsequent disbursement of Loan proceeds under this Loan Agreement:

     3.2.1     No Event of Default under this Loan
Agreement shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time, or both, would become such an Event of Default.

     3.2.2 The representations and warranties contained in Article 4 of this Loan Agreement shall be true on and as of the date of such disbursement with the same force and effect as if made on and as of such date.

     3.2.3     All legal matters incidental to such
disbursement shall be reasonably satisfactory to the Lender's counsel.

     Article 4.     Representations and Warranties

     To induce the Lender to enter into this Loan
Agreement, the Borrower represents and warrants to the Lender as follows:

     4.1  Corporate Organization; Standing of Borrower.
The Borrower and the Guarantor are corporations duly organized, validly existing and in good standing under the Laws of State of Hawaii; the Borrower and the Guarantor have the lawful corporate power and adequate authority, rights and franchises to own or lease their respective properties and to engage in the businesses they each conduct, and each is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, wherein the nature of the business transacted by it or property owned by it makes such qualification necessary.


     4.2 No violation of Other Agreements. The execution and performance of the Loan Documents will not immediately, or with the passage of time or the giving of notice, or both:

     4.2.1     Violate the Articles of Incorporation or
Bylaws of the Borrower or the Guarantor, or violate any Laws or breach or result in a default under any material contract, agreement, or instrument to which the Borrower or the Guarantor is a party or by which the Borrower or the Guarantor or their property is bound, or require the consent or approval of any governmental office or official;
or

     4.2.2 Result in the creation (or an obligation to create) or imposition of any security interest, in or lien or encumbrance on, the Mortgaged Properties, other than the liens or security interests intended to be created by or permitted by the Mortgage or this Agreement.

     4.3  Corporate Authority.  The Borrower and the
Guarantor have the corporate power and authority to execute and deliver the Loan Documents and to incur and perform the Obligations, and have taken all corporate action necessary to authorize the execution, delivery and performance of the Loan Documents.

     4.4 No Consent. The Borrower's and the Guarantor's execution, delivery and performance of the Loan Documents do not require the consent or approval of any governmental body or other regulatory authority.

     4.5 Binding Obligations. This Loan Agreement, is and the remainder of the Loan Documents when executed and delivered will be, the legal, valid and binding obligations of the Borrower and the Guarantor and enforceable in accordance with their respective terms.

     4.6  Financial Statements True.  All Financial
Statements heretofore furnished by the Borrower or the Guarantor to the Lender, including any schedules and notes pertaining thereto, were prepared in accordance with generally accepted accounting principles consistently applied, and fully and fairly presented the financial condition of the Borrower and the Guarantor at the dates thereof and the results of operations for the periods covered thereby, and as of the date of this Loan Agreement there have been no material adverse changes in the financial condition or business of the Borrower or the Guarantor.

     4.7  Taxes.   Except as otherwise permitted by this
Loan Agreement or by the Loan Documents, the Borrower and the Guarantor have filed all federal, state and local tax returns and other reports they were required by Laws to have filed prior to the date of this Loan Agreement and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that were due and payable prior to the date of this Loan Agreement, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable;
and the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books.

     4.8 Compliance with Laws. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or the Guarantor or have a materially adverse effect on the ability of the Borrower or the Guarantor to perform their respective obligations under the Loan Documents, the Borrower and the Guarantor have complied with all applicable Laws in respect of: (1) the conduct of their respective businesses; and (2) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses.

     4.9  No Hazardous Materials.  To the best of the
Borrower's knowledge and without the benefit of any investigation on the Borrower's part other than the environmental audit described in this Loan Agreement, there are not chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes
(collectively, "hazardous materials") at the Premises where such would have a materially adverse effect on the ability of the Borrower or the Guarantor to perform their respective obligations under the Loan Documents.

     4.10 No Litigation. No Litigation or other proceeding is pending or threatened against the Borrower or the Guarantor or the Premises which, if determined adversely to the Borrower or the Guarantor, would have a materially adverse effect on the ability of the Borrower or the Guarantor to perform their respective obligations under the Loan Documents.

     4.11 Good Title. The Borrower has good and insurable title to the Land and the Premises, subject only to such exceptions or encumbrances as are shown in that certain
Preliminary Report dated January 24, 1997, issued by Title
Guaranty of Hawaii, Inc. with respect to the Land, and the encroachments shown in the surveys of the Land made by Wayne M. Teruya dated February 9, 1993 (Lot 12), March 6,
1993 (Lot 13), April 6, 1993 (Lot 13212), April 8, 1993
(Lot 13200), and April 16, 1993 (Lots 5 and 13811), as
revised, and good and marketable title to all other assets subject only to such exceptions or encumbrances as to not materially adversely affect its ability to perform its obligations under the Loan Documents.

     4.12 Pension Plans. All employee pension benefit plans ("Pension Plans" as defined in the Employee
Retirement Income Security Act of 1974, as amended
("ERISA") and subject to Title IV of ERISA, of the Borrower and the Guarantor meet the minimum funding standards of 302 of ERISA, and no Reportable Event, as defined in ERISA, or non-exempt prohibited transaction, as described in Section
406 of ERISA, has occurred in respect of any such Pension
Plans that could reasonably result in material liability of the Borrower or the Guarantor in excess of any liability disclosed in the Financial Statements.


     4.13 Statements True. No representation or warranty by the Borrower contained in this Loan Agreement or in any certificate or other document furnished by the Borrower pursuant to this Loan Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

     All representations and warranties stated in this Article shall survive until all the Obligations shall have been satisfied in full.


Article 5.     Affirmative Covenants

     The Borrower covenants to and agrees with the Lender that, so long as any of the Obligations shall remain unsatisfied or any commitments hereunder remain outstanding, the Borrower will comply, and will cause the Guarantor to comply, with the following covenants;

     5.1 Financial Statements. The Borrower will furnish or cause to be furnished to the Lender:

     5.1.1 Within ten (10) Domestic Business Days after the same are required to be filed with the Securities and Exchange Commission, copies of the Guarantor's 10-K and 10-
Q statements;

     5.1.2     Within 90 days after the close of each
quarterly accounting period in each fiscal year, (a) summary schedules of income and cash flow for the Borrower's business, (b) a statement of operations of the Borrower for such quarterly period; (c) a balance sheet of the Borrower as of the end of such quarterly period;
(subject to year-end audit adjustment and certified by the president or any vice president of the Borrower to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower, except for any inconsistencies explained in the certificate, all of which reports shall be in the form of
Exhibit 5.1.2 attached hereto), and (d) a certification by the president or any vice president of the Borrower, in reasonable detail, or any vice president of the Borrower, in reasonable detail, evidencing the Borrower's compliance at the end of such quarterly accounting period with the covenants contained in Articles 5 and 6 of this Loan
Agreement;

     5.1.3     Within 120 days after the close of each
fiscal year: (a) a statement of cash flow of the Borrower for such fiscal year; (b) a statement of operations of the Borrower for such fiscal year; (c) a balance sheet of the Borrower as of the end of such fiscal year; (all of the aforementioned financial statements to be certified by independent certified public accountants selected by the Borrower; and (d) a certification by the president or any vice president of the Borrower, in reasonable detail, evidencing the Borrower's compliance at the end of such fiscal year with the covenants contained in Articles 5 and 6 of this Loan Agreement; and

     5.1.4     By March 31 of each year, copies of the
Borrower's three year summary forecast of cash receipts and expenditures for the Borrower's business, prepared on a calendar year basis.

     5.2 Maintain Assets in Good Order. The Borrower will maintain its real estate and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due and in the normal course of business, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all of their indebtedness as it becomes due, except as otherwise permitted by Section 5.3 of this Loan Agreement.

     5.3 Pay Taxes. The Borrower will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefore having been set aside on its books, and the Borrower will pay or cause to be paid all governmental charges or taxes (except income, franchise or similar taxes) at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Loan Agreement and the Note by reason of any existing or hereafter enacted federal or state statute.

     5.4  Inspection.  Subject to Section 8.7 of this Loan
Agreement, the Borrower will, when reasonably requested in writing so to do, make available for inspection by the Lender's duly authorized representatives any of its properties and Records, and will furnish to the Lender any information regarding its business affairs and financial condition within a reasonable time after written request therefore.

     5.5 Maintain Corporate Existence. The Borrower will take all necessary steps to preserve its corporate existence and to comply with all present and future Laws applicable to it in the operation of its businesses and to comply with all material agreements to which it is subject.

     5.6  Notice of Default.  The Borrower will notify the
Lender immediately if the Borrower becomes aware of the occurrence of any Event of Default under this Loan
Agreement or of any fact, condition or event that only with the giving of notice or passage of time, or both, would become such an Event of Default, or of the failure of the Borrower or the Guarantor to observe any of their respective material undertakings under this Loan Agreement.

     5.7 Fund Pension Plans. The Borrower will: (1) fund all its Pension Plans (defined in Section 4.12) in accordance with no less than the minimum funding standards of 302 of ERISA; and (2) promptly advise the Lender of the occurrence of any Reportable Event or nonexempt prohibited transaction as described in Section 406 of ERISA, in respect of any such Pension Plans that could result in material liability of the Borrower or the Guarantor.



                Article 6.  Negative Covenants.

     6.1 No Reorganization. The Borrower will not, without the prior written consent of the Lender, enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock, or substantially change the nature of its business as now conducted.

     6.2 Disposition of Assets. The Borrower will not, without the prior written consent of the Lender, sell, transfer, lease or otherwise dispose of all or any material part of its assets except (a) in the ordinary course of business as now conducted, (b) for a lease of the restaurant area within the clubhouse located on the Premises, provided the lease if for market rental rates and on customary terms for a restaurant lease of similar size,
(c) for payment to Guarantor or any Affiliate for inter-company services rendered by Guarantor or such Affiliate to the Borrower in the ordinary course of Borrower's business, or (d) stockholder distributions in compliance with Hawaii law.

     6.3 No Untrue Statements. Neither the Borrower nor the Guarantor will knowingly furnish to the Lender any certificate or other document that will knowingly contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     6.4  Margin Stock.  Neither the Borrower nor the
Guarantor will directly or indirectly apply any part of the proceeds of any of the Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     6.5 No Other Borrowings. The Borrower will not, without the prior written consent of the Lender, incur, agree to incur, assume, or in any manner become liable in respect of indebtedness (recourse or nonrecourse) other than (a) indebtedness evidenced by the Note and this Loan
Agreement, (b) indebtedness secured by a security interest or encumbrance permitted under Section 6.6 of this Loan
Agreement, (c) indebtedness under the COLAS, and (d) unsecured indebtedness incurred and paid in the ordinary course of the Borrower's business.

     6.6 No Other Encumbrances. The Borrower will not, without the prior written consent of the Lender, hypothecate, pledge, mortgage, grant a security interest in or otherwise encumber (or permit to be encumbered) any of its assets now owned or hereafter acquired, otherwise than in the ordinary course of the business of the Borrower (for purposes of this Section 6.6, encumbrances incurred or created in the ordinary course of the business shall be deemed to include (a) liens for taxes and governmental (or quasi-governmental) assessments or similar charges that are not yet due and payable, (b) pledges or deposits to secure payment of workers' compensation or to participate in any fund established under workers' compensation, unemployment insurance, pensions or similar social security programs,
(c) liens of mechanics, materialmen, warehousemen, carriers or other similar liens that are not yet due and payable,
(d) good faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, or surety, appeal, indemnity, performance or similar bonds required in the ordinary course of business, not exceeding at any one time outstanding $50,000 for all such pledges or deposits in the aggregate for the Borrower,
(e) retained liens or security interest of equipment lessors on equipment leased under equipment leases, and (f) retained liens or security interests of equipment vendors securing payment of the purchase price of such equipment purchased on time by the Borrower.


                    Article 7.  Default

     7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Loan Agreement and the Note:

     7.1.1 Failure to Pay. The Borrower shall fail to pay when due any principal or interest or fee or other charge payable under this Loan Agreement or the Note and such failure shall continue for a period of five Domestic
Business Days.

     7.1.2     Breach of Covenant.  The Borrower or the
Guarantor shall fail to observe or perform any other obligation to be observed or performed by it under this Loan Agreement or the Note and such failure from the Lender; or (2) the Lender is notified of such failure pursuant to the provisions of Section 5.6 of this Loan
Agreement, whichever is earlier. Notwithstanding the foregoing, no Event of Default shall be deemed to have occurred if, with respect to any default which is of such character as to require more than 30 days to cure, the Borrower or the Guarantor shall have commenced such cure within such 30-day period and shall thereafter diligently and continuously pursue appropriate steps to cure such default, and the same shall have been completely remedied within 90 days after the date that the Borrower has been notified of such default, provided during the pendency of such cure period the default will not subject the Mortgaged
Properties or any part thereof to forfeiture, loss or material damage or the reasonable probability thereof.

     7.1.3 False Statements. Any Financial Statement, other statement, representation, warranty or certificate made or furnished by the Borrower or the Guarantor to the Lender in connection with this Loan Agreement, or as an inducement to the Lender to enter into this Loan Agreement, or in any separate statement or document delivered pursuant to the provisions of this Loan Agreement, shall be materially and knowingly false, incorrect, or incomplete when made or delivered.

     7.1.4     Inability to Pay Debts.  The Borrower or the
Guarantor shall admit in writing its inability to pay its debts as they mature, or shall make an assignment for the benefit of any of its creditors.

     7.1.5 Involuntary Bankruptcy. A decree or order for relief shall be entered by a court having jurisdiction in respect of the Borrower or the Guarantor in an involuntary case under the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or a receiver, liquidator, assignee, custodian, trustee, sequestrate (or similar official) shall be appointed for the Borrower or Guarantor or for any substantial part of its property, and any such decree or order shall continue unstayed and in effect for a period of 60 consecutive days.

     7.1.6     Voluntary Bankruptcy.  The Borrower or the
Guarantor shall commence a voluntary case under the federal
Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law, or the Borrower or Guarantor shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or the Guarantor or any substantial part of its property.

     7.1.7 Judgments. A final judgment which alone or with other outstanding final judgments against the Borrower exceeds $1,000,000, or alone or with other outstanding final judgments against the Borrower and/or the Guarantor exceeds $3,000,000 in the aggregate and (i) such judgment shall not be discharged or fully bonded against within 60 days, or (ii) within 60 days after entry of such judgment, execution shall not be discharged within 60 days after expiration of any such stay.

     7.1.8 Guarantor. If the Guarantor should deny liability under or attempt to rescind or revoke its Guaranty for any reason whatsoever, or if the Guarantor should become insolvent or admit in writing its inability to meet its debts as they become due or if bankruptcy, insolvency or similar proceedings should be commenced by or against the Guarantor, unless, within 120 days after any such event, its Guaranty shall have been superseded by a new guaranty (in the form of the original Guaranty) issued by one or more other guarantors reasonably acceptable to the Lender.

     7.2 Acceleration. Immediately and without notice upon the occurrence of an Event of Default specified in the foregoing subsections 7.1.4 through 7.1.8, or at the option of the Lender, but only upon notice by the Lender to the Borrower, upon the occurrence of any other Event of Default, all of the Obligations shall immediately become due and payable without further action of any kind.
Immediately and without notice upon the occurrence of any Event of Default specified in Section 7.1, the Lender shall have no obligation to make any further disbursements of the Loan under this Loan Agreement.

                 Article 8.  Miscellaneous

     8.1 Further Assurance. From time to time, the Borrower and the Lender will execute and deliver such additional documents and provide such additional information as may be reasonably required to carry out the intent of this Loan Agreement.

     8.2 Reappraisals. The Lender shall have the right to obtain at the Borrower's expense reappraisals of the Mortgaged Properties, from any licensed or certified appraiser designated by the Lender, from time to time (a) whenever a reappraisal is required by any law, rule or regulation applicable to the conduct of the Lender's business, or is requested or directed by any governmental authority charged with the administration of such law, rule or regulation or the Lender's compliance therewith, whether or not such request or direction has the force of law, or
(b) whenever the Lender had reasonable cause to believe that the current Loan-to-value ratio (i.e., the quotient obtained by dividing the total amount of the Loan by the current fair market value of the Mortgaged Properties) exceeds 70%, or (c) whenever deemed appropriate by the Lender, following the occurrence or during the continuance of any Event of Default. The Lender will give the Borrower notice that it is having or is required to have the Mortgaged Properties reappraised, the reasons for the reappraisal, and a copy of the appraisal when completed.

     8.3 Enforcement and Waiver by the Lender. The Lender shall have the right at all times to enforce the provisions of the Loan Documents, as they may be amended from time to time, in strict accordance with their respective terms, notwithstanding any conduct or custom on the part of the Lender in refraining form so doing at any time or times.
The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived the same. No single or partial exercise of any right by the Lender shall preclude the further or other exercise thereof. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     8.4 Expenses of the Lender. The Borrower will, on written demand accompanied by appropriate statements, reimburse to the Lender all reasonable expenses, including the reasonable fees and expenses of legal counsel for the Lender, incurred by the Lender in connection with the negotiation, preparation, amendment, modification, waiver, and/or enforcement of the Loan Documents and the collection or attempted collection of the indebtedness evidenced by the Loan Documents, or any of them including but not limited to bankruptcy or reorganization proceedings.

     8.5 Notices. Any notices or consents required or permitted by this Loan Agreement or the other Loan
Documents shall be in writing and may be delivered in person or sent by United States mail or by telecopy and shall be deemed delivered when delivered in person or five
(5) Domestic Business Days has elapsed from the date of the deposit of the same in the United States mail, certified, postage prepaid, return receipt requested, or when sent during normal business hours at the place of receipt and the receipt of which is confirmed in writing if by telecopy, to the address of the parties as follows, unless such address is changed by written notice hereunder:

     If to the Borrower:

          Waikele Golf Club
          700 Bishop Street, Suite 2100
          Honolulu, Hawaii  96813
          Attention: Legal Department
          Telecopy No.:  (808) 543-8528

     If to the Lender:

          Bank of Hawaii
          CIPLD, 366
          P.O. Box 2900
          Honolulu, Hawaii  96846
          Attention:  Administrative Officer
          Telecopy No.:  (808) 538-4060

     8.6 Waiver by the Borrower. To the maximum extent permitted by applicable Laws, the Borrower waives notice and opportunity to be heard, after acceleration in the manner provided above in Section 7.2, before exercise by the Lender of the remedy or setoff or of any other remedy or procedure permitted by any applicable Laws or by any agreement with the Borrower or the Guarantor, and, except where specifically required by the Loan Documents or by any applicable Laws, notice of any other action taken by the Lender.

     8.7 Disclosure of Information. The Borrower consents to the Lender's disclosure to other lenders participating or considering participating in the Loan of any information held by the disclosing entity from time to time, financial or otherwise, pertaining in any way to the creditworthiness or other condition of the Borrower or the Guarantor. The
Lender agrees that is shall maintain confidentiality with regard to nonpublic information concerning the Borrower and Guarantor obtained from the Borrower, provided that the Lender shall not be precluded from making disclosure regarding such information: (i) to their own respective counsel, accountants and other professional advisors, (ii) in response to a subpoena or order of a court of governmental agency, (iii) to any entity participating or considering participating in any credit made under this Loan Agreement, (iv) to any guarantor or subordinated lender with respect to this Loan Agreement and whose identity has been previously disclosed in writing to the Borrower, or (v) as required by law or applicable regulation.

     8.8  Applicable Law.  The substantive Laws of the
State of Hawaii shall govern the construction of this Loan
Agreement and the Note and the rights and remedies of the parties hereto and thereto.

     8.9  Binding Effect and Entire Agreement.  This Loan
Agreement shall inure to the benefit of, and shall be binding on, the parties hereto and the respective successors and permitted assigns of the parties hereto.
This Loan Agreement and the remainder of the Loan
Documents, together with all other documents executed and delivered pursuant to this Loan Agreement, constitute the entire agreement among the Lender, the Lender and the Borrower concerning the subject matter hereof.

     8.10 Amendments; Consents. No amendment, modification, supplement, termination, or waiver or forbearance of any provision of this Loan Agreement or any of the other Loan Documents, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by the Lender, and then only in the specific instance and for the specific purpose given; provided, however, that no action shall be taken which has the effect of altering any required payment of principal, interest or fees, or releasing any collateral security for the Loan, unless in writing signed by the Lender.

     8.11 Assignment.

     8.11.1 The Borrower shall have no right to assign any of its rights or obligations under any of the Loan
Documents without the prior written consent of the Lender.

     8.11.2 At any time and from time to time, Lender may sell, transfer, assign or grant participations in the Loan and in any of the Loan Documents. Borrower authorized the Lender to forward to each participant and prospective participant all documents and information, including without limitation financial information, relating to the Loan as Lender determines to be necessary or desirable, whether furnished by Borrower or any Guarantor. Borrower shall have the right to approve any assignment of the Loan, which approval will not be unreasonably withheld or delayed. Borrower shall not have any approval right as to a participation. If Lender makes an assignment or participation Lender will notify Borrower and Guarantor thereof and will provide the identity and contact person and address of such assignee or participant.

     8.12 Severability. If any provisions of any of the Loan Documents shall be held invalid under any of the applicable Laws, such invalidity shall not affect any other provision of any of the Loan Documents that can be given effect without the invalid provision, and, to this end, the provisions of the Loan Documents are severable.

     8.13 Section Headings. The titles of Sections appear herein as a matter of convenience only, and shall not affect the construction of this Loan Agreement or any provision hereof.


     8.14 Survival of Certain Payment Obligations. The obligations of the Borrower to indemnify the Lender against, and pay an reimburse to the Lender, the costs and expenses referred to in Section 8.4 of this Loan Agreement
(a) shall survive the repayment of the Loan and termination of this Loan Agreement to the extent such losses, costs and expenses are specifically billed to the Borrower, within 60 days after full repayment of the Loan and termination of this Agreement, and (b) shall not survive the repayment of the Loan and termination of this Loan Agreement to the extent of any such costs or expenses which are not specifically billed to the Borrower within 60 days after full repayment of the Loan and termination of this Loan
Agreement.

     8.15 Arbitration. If Borrower or Lender request any controversy or claim between Borrower and Lender arising out of or relating to the Loan will be decided by arbitration conducted in the State of Hawaii in accordance with Chapter 658 of the Hawaii Revised Statutes and the Commercial Arbitration Rules of the American Arbitration
Association. The arbitrator's will apply any applicable statute of limitations and will determine any controversy concerning whether an issue is arbitrable. Judgment on any arbitration award may be entered in any court having jurisdiction. The prevailing (winning) party will be entitled to recover its reasonable attorney's fees and costs. This agreement to arbitrate shall not limit or restrict the right, if any, of either party, whether before, during or following any arbitration proceeding, (a) to exercise self help remedies such at setoff, (b) to foreclose the Mortgage lien or other security interest in real or personal property collateral, or (c) to obtain provisional or ancillary remedies such as the appointment of a receiver of the Mortgaged Properties, or injunctive relief from a court having jurisdiction, and either party may seek those remedies without waiving the right to submit the controversy or claim in questions to arbitration.

     8.16 Limitation of Liability. Neither any Affiliate other than the Borrower and Guarantor nor any present or future advisor, trustee, director, officer, partner, employee, beneficiary, shareholder, participant or agent of or in the Borrower, the Guarantor or any Affiliate
(collectively, the "Related Persons") shall have any liability, directly or indirectly, under or in connection with the Loan Documents, or any amendment or amendments to any of the Loan Documents made at the time or times, heretofore or hereafter, and the Lender and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the Borrower and the Guarantor for the payment of any claim or for any performance of any obligation under the Loan Documents, and the Lender hereby waives any and all claims of personal liability against all Related Persons; PROVIDED, HOWEVER, that the foregoing limitation and waiver shall not prohibit the Lender from pursuing any tort action for recovery of losses or damages suffered by the Lender and arising out of the conversion, waste, fraud, misappropriation or other tortious or intentional acts of any such Related Persons.
The limitation of liability provided in this Section is in addition to, and not in limitation of, any limitation on liability applicable to any such Related Persons provided by law or by any other contract, agreement or instrument.
The terms and provisions of this Section shall prevail over any conflicting terms and provisions of any of the Loan
Documents.

     8.17 Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
             Article 9.  Consent of Guarantor

     The Guarantor does hereby consent to and ratify the agreements set forth in this Loan Agreement, the Note, and the Amendment and all the terms and conditions of this Loan
Agreement, the Note, and the Amendment, and agrees that the absolute and unconditional guarantee and agreements of the Guarantor to the Lender under the Guaranty shall apply with full force and effect to this Loan Agreement, the Note, the Amendment, and the other Loan Documents as modified by this Loan Agreement, the Note and the Amendment, and confirms that its Guaranty remains in full force and effect and applies to all of the Borrower's obligations under the Loan
Documents, as amended.


     IN WITNESS WHEREOF, the Borrower, Guarantor, and the
Lender have duly executed this Loan Agreement

WAIKELE GOLF CLUB, INC.                 AMFAC/JMB HAWAII,
INC.

By________________________
By_____________________
 Its Senior Vice President               Its Vice President

By________________________              By_____________________
 Its                 (Seal)                 Its
          Borrower                           Guarantor

BANK OF HAWAII


By________________________
 Its Vice President
          Lender


                 AMENDED AND RESTATED NOTE


     This Amended and Restated Note ("Note") dated February
____, 1997 is made by WAIKELE GOLF CLUB, INC., a Hawaii corporation (the "Maker") in favor of BANK OF HAWAII, a Hawaii banking corporation (the "Bank")

Recitals:

     (a) Maker executed and delivered to the Bank a promissory note dated September 28, 1993 payable to the Bank's order in the original principal amount of $10,000,000 (the "Original Bank Note").

     (b)  Maker executed and delivered to Orix USA
Corporation a second promissory note also dated September
28, 1993 payable to the order of Orix USA Corporation in the original principal amount of $10,000,000 (the "Original
Orix Note").

     (c) Bank has purchased the Original Orix Note, and is the holder of the Original Bank Note and the Original Orix
Note (collectively the "Original Notes").

     (d) The Original Notes are secured by, among other instruments, a Mortgage, Security Agreement and Financing
Statement dated September 28, 1993, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Land Court Document No. 2072517 noted on Transfer
Certificate of Title Nos. 418,785 and 428,219, and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 93-162322 ("Mortgage") and a Financing
Statement recorded in said Bureau as Document NO. 93-12323
("UCC-1").

     (e) The Original Notes, the Mortgage, the UCC-1 and the other instruments evidencing, securing or otherwise relating to the Original Notes are sometimes hereinafter called the "Loan Documents."

     (f) The Maker has requested the Bank to increase the principal amount of the loan outstanding as of the date of this Note to $25,000,000 and to revise certain other terms of the Original Notes and the other Loan Documents.

     (h) The Maker and the Bank have entered into an Amendment to Mortgage and Other Loan Documents dated the same date as this Note (the "Amendment").


Amended and Restated Note:

     For good and valuable consideration received by the Maker, the receipt and sufficiency of which are hereby acknowledged by the Maker, subject to and effective upon the satisfaction of the conditions set forth in the Amendment, the Original Notes are combined into one promissory note, and amended and restated in their entirety to read as follows, and all references in the Mortgage and other Loan Documents to the Original Notes are deemed to refer to this Amended and Restated Note:

$25,000,000                            February ___, 1997
                                        Honolulu, Hawaii



     WAIKELE GOLF CLUB, INC., a Hawaii corporation (the
"Maker"), hereby promises to pay to the order of BANK OF
HAWAII, a Hawaii banking corporation (the "Bank"), at the Bank's principal office at 111 South King Street, Honolulu,
Hawaii 96813, or in such other manner and at such other place as the holder of this Note bay from time to time designate in writing delivered to the Maker, at the times set forth herein, (a) the principal amount of $25,000,000, or, if less, so much thereof as may have been disbursed by the Bank to or for the account of the Maker and shall remain outstanding under this Note, and (b) interest on outstanding balances of principal under this Note at the rate or rates described below.

     1. Loan Evidenced by this Note. This Note evidences the Loan made or to be made or deemed to be made by the Bank under the Amended and Restated Term Loan Agreement
("Loan Agreement") dated as of the date of this Note, between the Maker, as "Borrower" and the Bank, as "Lender".
Capitalized terms used in this Note and other otherwise defined in this Note have the meanings given to them in the Loan Agreement.

     2. Interest Rate. Outstanding balances of principal under this Note, prior to the maturity (whether by acceleration or otherwise) of the indebtedness evidenced by this Note, shall bear interest from the date of this Note until the fifth anniversary date of this Note at a fixed rate for the applicable LIBOR Interest Period of Two hundred (200) basis points (i.e., two percentage points) above the applicable LIBOR Rate, and from the fifth anniversary date to the tenth anniversary date of this Note, at a fixed rate for the applicable LIBOR Interest
Period of Two Hundred Twenty-five (225) basis points (i.e., two and twenty-vie hundredths percentage points) above the applicable LIBOR Rate.

     Any provision contained in this Note to the contrary notwithstanding, if in respect of any LIBOR Interest Period deposits in United States Dollars (in the applicable amounts) are not being offered to the Bank in the relevant market for such LIBOR Interest Period, the Bank shall forthwith give notice thereof to the Maker, whereupon
(until the Bank notifies the Maker that the circumstances giving rise to such suspension no longer exist) the calculation of interest under this Note on the basis of a LIBOR Rate shall be suspended, and interest shall be calculated at a floating rate equal to the Base Rate in effect from time to time.

     3. Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

     4. Payments of Interest and Principal. The Maker shall pay principal and interest monthly on the first day of each month for the month immediately preceding, as follows: (a) accrued interest calculated on the basis of the applicable LIBOR Rate (or if applicable under paragraph
2 of the floating Base Rate) then in effect on outstanding balances of principal under this Note, together with (b) equal principal amortization payments in the amount of 1/12th of the total principal amount payable during each one-year increment of the term of the Loan, (i.e., the first one-year increment commencing on the date of this Note and each one-year increment thereafter commencing on the anniversary date of this Note), computed on the basis of (i) the interest rate in effect as of first day of each such increment, (ii) the principal balance of the Note outstanding as of the first date of each such increment, and (iii) the then remaining balance of an initial 30-year amortization schedule, e.g. a 30-year amortization schedule in the first increment commencing on the date of this Note, a 29-year amortization schedule in the second increment commencing on the first anniversary date of this Note, etc.

     The Maker shall repay the entire outstanding balance of principal hereunder together with all accrued and then unpaid interest on the tenth anniversary date of this Note
(i.e., February ____, 2007).

     5. Voluntary Prepayments. The Maker shall have the right from time to time and at any time, upon not less than two full Domestic Business Days' prior written notice to the Bank, to make voluntary prepayments of principal outstanding under this Note, without prepayment penalty, in an amount not less than $250,000 (and only in) integral multiples of $50,000, provided, however, if the Maker prepays any principal amount or otherwise makes any payment of principal on any day other than the last day of the applicable LIBOR Interest Period, the Maker shall reimburse to he Bank, on demand, the expenses and funding losses incurred by the Bank as a result of such prepayment as reasonably determined by the Bank. Should any such voluntary prepayment be made, there will be no changes in the maturity date of this Note or in the amount of the monthly payments unless the holder of this Note agrees in writing to those changes.

     6. Payment Dates. Whenever any payment of principal of, or interest on, any amount hereunder shall be due on a day which is not a LIBOR Business Day, the date for payment thereof shall be extended to the next succeeding LIBOR
Business Day unless as a result thereof if would fall in the next calendar month, in which case it shall be advanced to the next preceding LIBOR Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.

     7. Illegality. If, after the date of this Note, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make, maintain or fund loans in respect of which interest is or is to be calculated on the basis of a LIBOR Rate, the Bank shall forthwith so notify the Maker, whereupon until the Bank notifies the Maker that the circumstances giving rise to such suspension no longer exist, the calculation of interest under this Note on the basis of a LIBOR rate shall be suspended, and interest shall be calculated on the basis of the floating Base Rate as provided in paragraph 2 above.

     8.   Increased Costs.

     8.1 If, after the date of this Note, the adoption of any applicable law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (a) Shall subject the Bank to any tax, duty or other charge in respect of LIBOR Rate loans or shall change the basis of taxation of payment to the Bank of the principal of or interest on LIBOR Rate Loans
     (except for changes in the rate of tax on the overall net income or gross income of the Bank); or

          (b) Shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve
     System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank;

and the result of any of the foregoing is to increase the cost to the Bank of permitting interest hereunder to be calculated on the basis of a LIBOR Rate, or to reduce the amount of any sum received or receivable by the Bank under this Note, by an amount deemed by the Bank to be material, then, within fifteen Domestic Business Days after demand by the Bank, supported by a certification showing in reasonable detail the calculation and amount of such increased costs or reduction, the Maker will pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction of receivables. The Bank shall promptly notify the Maker of any event of which it has knowledge, occurring after the date of this Note, which would entitle the Bank to compensation pursuant to this Paragraph 8.

     8.2 A certificate of the Bank claiming compensation under this paragraph 8 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     9.   Interest After Dates Fixed for Payment or
Prepayment. Any provision contained in this Note to the contrary notwithstanding, and at the option of the holder of this Note, if any payment of principal or interest shall not be made within five days after the same becomes due, interest shall be payable on the principal portion of such defaulted payment and, if permitted by law, on the interest portion of such defaulted payment, at a rate one and one-half percentage points above the rate otherwise applicable thereto under paragraph 2 of this Note (the "Default Rate") and, if any such payment of principal or interest shall not be made for 30 days after the same becomes due, interest shall be payable at the Default Rate on the whole of the outstanding principal balance of this Note.

     10. Acceleration. If any "Event of Default" (as that term is defined in Article 7 of the Loan Agreement) shall occur and be continuing, the entire outstanding principal balance and accrued interest thereon, together with (to the extent permitted under applicable law) costs and reasonable attorneys' fees incurred by the Bank or by the holder of this Note in collecting or enforcing payment, shall become due and payable, anything contained in this Note to the contrary notwithstanding, time being of the essence, (a) immediately and without notice upon the occurrence of an Event of Default specified in any one of Sections 7.1.4 through 7.1.8 of the Loan Agreement, and (b) at the option of the Bank, but only upon written notice to the Maker, upon the occurrence of any other Event of Default.

     11. Definitions. Wherever any of the following terms is used in this Note:

     11.1 "Base Rate" means the primary index rate established by the Bank from time to time in good faith in the ordinary course of its business and with due consideration of the money market, and published by intrabank circular letters or memoranda for the guidance of its loan officers in pricing all of the Bank's loans in respect of which the interest rate floats with or above the Base Rate. (If Bank's "Base Rate" is discontinued and replaced by a comparable rate then, for all purposes of this Note, the comparable rate shall be substituted in place of the discontinued Base Rate).

     11.2 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the State of Hawaii are authorized by law to close.

     11.3 "LIBOR Business Day" means any Domestic Business
Day on which commercial banks are open for domestic and international business (including dealings in U.S. dollar deposits) in the interbank markets.

     11.4 "LIBOR Interest Period" means a period of three months; provided, however, that any LIBOR Interest Period which would otherwise end on a day that is not a LIBOR
Business Day shall be extended to the next succeeding LIBOR
Business Day.

     11.5 "LIBOR Rate" means, for each LIBOR Interest
Period, a reserve-adjusted rate of interest per annum rounded upward, if necessary, to the nearest 4 decimal places, at which U.S. dollar deposits in immediately available funds are offered to major banks in the interbank market at 11:00 a.m., New York time, on the day which is two LIBOR Business Days prior to the commencement of a LIBOR Interest Period. The Bank shall establish the LIBOR
Rate for each LIBOR Interest Period based on offered rates as reported by reporting services generally used by the Bank. Such offered rates are quoted based on both the amount of the LIBOR Rate loan and the LIBOR Interest
Period.  The LIBOR Rate shall incorporate the LIBOR Reserve
Requirement.

     11.6 "LIBOR Reserve Requirement" means the then maximum effective rate per annum (expressed as a percentage), as determined solely by the Bank. of the reserve requirements imposed by any regulatory body, such as those pursuant to Regulation D of the Board of Governors of the Federal Reserve System, on eurocurrency liabilities of U.S. banks having a maturity equal to the term of the LIBOR Interest Period, as adjusted by the Bank for expected changes in such percentage during the applicable LIBOR
Interest Period.

     12.  Miscellaneous.

     12.1 The Bank shall be and is authorized and directed to maintain records of account regarding the Loan, evidencing the date and principal amount of each advance of Loan proceeds under this Note and the date and amount of each repayment and prepayment of principal and payment of interest received from the Maker. Such records shall constitute prima facie evidence of the making and repayment of such advances and of the payment of such interest.
However, neither the Bank's failure to maintain such records not the Bank's making of erroneous notations in such records shall affect the Maker's obligation, which the Maker hereby accepts, to repay outstanding principal balances of all advances actually made pursuant to the Loan
Agreement and evidenced by this Note, together with accrued interest thereon at rates stated in this Note.




     12.2 All payment under this Note shall be made in United States dollars at the Bank's principal office in Honolulu, Hawaii or at such place as the holder of this Note may designate in writing.

     12.3 The holder of this Note is entitled to the benefits of the Loan Agreement

     12.4 This Note is to be construed in accordance with, and governed by, the laws of Hawaii.

     12.5 As to this Note the Maker and all other who may be or become liable for all or any part of the obligations evidenced by this Note waive valuation and appraisement, presentment, protest, notice, demand and notice of dishonor, and consent to any and all releases or substitutions of security and consent to any number of renewals or extensions of time for the payment hereof or any other indulgence or indulgences at any time or from time to time granted to the undersigned or to any person who at any time may become liable for all or and part of the obligations evidenced by this Note.



     IT WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered by its duly authorized officers, as of the day and year first above written.


                                   WAIKELE GOLF CLUB, INC.


                                   By ____________________
                                      Its


                                   By ____________________
                                      Its


LAND COURT SYSTEM                       REGULAR SYSTEM



      AMENDMENT TO MORTGAGE AND OTHER LOAN DOCUMENTS


     This Amendment to Mortgage and other Loan Documents
("Amendment") dated February 4, 1997, is by and among WAIKELE GOLF CLUB, INC., a Hawaii corporation (the
"Borrower"), and BANK OF HAWAII, a Hawaii corporation (the
"Lender").

Recitals:

     (a) Lender, ORIX USA Corporation, a Delaware corporation ("Orix"), and Borrower entered into a Term Loan
Agreement dated September 28, 1993 whereby Lender and Orix agreed to lend to Borrower, and Borrower agreed to borrow from Lender and Orix, an aggregate principal amount of $20,000,000 (the "Loan"), upon the terms and conditions set forth in the Term Loan Agreement (the "Original Loan
Agreement").

     (b) Pursuant to the Original Loan Agreement, Borrower executed and delivered to Lender a promissory note dated
September 28, 1993 payable to the Lender's order in the original principal amount of $10,000,000 (the "Original
Bank Note"), and executed and delivered to Orix a second promissory note also dated September 28, 1993 payable to the order of Orix in the original principal amount of $10,000,000 (the "Original Orix Note").

     (c) The Original Bank Note and the Original Orix Note are collectively called the "Original Notes".

     (d) The Original Notes are secured by, among other instruments:

          (1)  a Mortgage, Security Agreement and Financing
     Statement dated September 28, 1993, made by Borrower in favor of Lender and Orix, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii and Land Court Document No. 2072517 noted on
     TRANSFER CERTIFICATE OF TITLE NOS. 418, 785 and
     428,219 and recorded in the Bureau of Conveyance of the State of Hawaii as Document No. 162322
     ("Mortgage");

          (2) A Financing Statement made by Borrower in favor of Lender and Orix, recorded in said Bureau as Document No. 93-162323 ("UCC-1"); and

          (3)  an Assignment of Lessor's Interest dated
     September 28, 1993, made by Borrower in favor of Lender and Orix, recorded in said Bureau as Document
     No. 93-162324 ("Assignment").

     (e) The obligations of the Loan are guaranteed by a Guaranty dated September 28, 1993 (the "Guaranty") made by the Guarantor (defined in the Original Loan Agreement).

     (f)  The Original Notes, the Mortgage, the UCC-1, the
Assignment, the Guaranty, and all other instruments evidencing, securing or otherwise relating to the Loan are sometimes hereinafter called the "Loan Documents".

     (g) Orix assigned to Lender the Original Orix Note, and Orix's interest in the Mortgage, the UCC-1, the Assignment, the Guaranty and all other Loan Documents by Assignment of Loan Documents dated February 4, 1997, filed in said Office as Land Court Document No. ___________ and recorded in said Bureau as Document No. __________.

     (h) Borrower has requested Lender to increase the principal amount of the loan to $25,000,000, to revise certain other terms of the Original Notes and the other
Loan Documents, and to replace the Exhibit A originally attached to the Loan Documents with the Exhibit A attached to this Amendment.

Agreements:

     For good and valuable consideration received by the Lender, the Borrower and the Guarantor, the receipt and sufficiency of which are hereby acknowledged by the Lender, the Borrower and the Guarantor, it is agreed:

     1. Amended Note. The Original Notes are combined into one promissory note, and amended and restated in their entirety as set forth in the Amended and Restated Note in the original principal amount of $25,000,000, dated the same date as this Amendment, and executed and delivered by the Borrower to the Lender ("Restated Note"). All references in the Mortgage and the other Loan Documents to the Original Notes are hereafter deemed to refer to the Restated Note.

     2. Amended Loan Agreement. Borrower has executed and delivered to the Lender an Amended and Restated Term
Loan Agreement dated the same date as this Amendment (the
"New Loan Agreement"). All references in the Mortgage and the other Loan Documents to the Loan Agreement are hereafter deemed to refer to the New Loan Agreement.

     3.   Amended Exhibit A.  The Exhibit A attached to the
Mortgage, the UCC-1, the Assignment, and any other Loan
Documents, is replaced by the Exhibit A attached to this Amendment, and the Borrower does hereby mortgage to the Lender, and its successors and assigns, and does hereby grant to the Lender and its successors and assigns a security interest in, all and singular, the property described in Exhibit A attached to this Amendment, together with the improvements, fixtures and other real property interests and personal property described in the Mortgage, the UCC-1, the Assignment, and the other Loan Documents, as being appurtenant to, located or constructed on, related to, arising from, used or to be used in connection with, etc., the property described in the Exhibit A attached to such Loan Documents, upon all the terms and conditions set forth in the Mortgage, UCC-1, Assignment and other Loan
Documents, as fully and as completely as though the Exhibit
A attached to this Amendment had been originally attached to such Loan Documents. The purpose of substituting the Exhibit A attached to this Amendment is to use a current description of the mortgaged and pledged property after the effect of certain consolidations and subdivisions of the property originally described in the Loan Documents.

     4. Acknowledgment and Waiver. The Borrower acknowledges that is has no claim, offsets or defenses of any nature whatsoever against the Lender with respect to the Original Notes as amended by the Restated Note or the other Loan Documents, on and as of the date of this Amendment, and waives any right which it may now have, known or unknown, to assert and such claim, offset or defense.

     5. Conditions Precedent. This Amendment shall not become effective until, but shall become effective upon, the date on which all of the following conditions shall have been satisfied (or, in lieu of satisfaction, waived in writing by the Lender, in the Lender's sole discretion):

          (a) Lender shall have received a fully executed original of the Restated Note and such number of fully executed originals as the Lender may request of this